Exhibit 99.2

Unaudited Pro Forma Consolidated Statement of Income

(In Thousands, except per share amounts)

		Adjustments
	Year Ended January 29, 2005	Remove Historical Amounts (1)	TSA Revenue (2)	Total Pro Forma Adjustments	Pro Forma Year Ended January 29, 2005 (Unaudited)
NET SALES	$6,437,277	$(690,326)		$(690,326)	$5,746,951

Cost of sales (excluding depreciation and amortization)	3,995,460	(430,964)		(430,964)	3,564,496

Gross margin	2,441,817	(259,362)		(259,362)	2,182,455

Selling, general and administrative expenses	1,614,658	(154,820)	$(10,074)	(164,894)	1,449,764
Other operating expenses
Property and equipment rentals	203,451	(12,028)		(12,028)	191,423
Depreciation and amortization	229,145	(22,614)		(22,614)	206,531
Taxes other than income taxes	164,067	(14,482)		(14,482)	149,585
Store pre-opening costs	4,520	(1,343)		(1,343)	3,177
Impairments and dispositions	31,751			—	31,751

OPERATING INCOME	194,225	(54,075)	10,074	(44,001)	150,224

Interest expense	(114,035)			—	(114,035)
Other income (expense), net	4,048			—	4,048

INCOME BEFORE INCOME TAXES	84,238	(54,075)	10,074	(44,001)	40,237
Provision for income taxes	23,153	(19,737)	3,677	(16,060)	7,093

NET INCOME	$61,085	$(34,338)	$6,397	$(27,941)	$33,144

Earnings per common share:
Basic earnings per common share	$0.44				$0.24

Diluted earnings per common share	$0.42				$0.23

Weighted average common shares:
Basic	139,470				139,470
Diluted	144,034				144,034

Unaudited Pro Forma Consolidated Statement of Income

(In Thousands, except per share amounts)

		Adjustments
	Three Months Ended April 30, 2005 (Unaudited)	Remove Historical Amounts (1)	TSA Revenue (2)	Total Pro Forma Adjustments	Pro Forma Three Months Ended April 30, 2005 (Unaudited)
NET SALES	$1,550,059	$(162,555)		$(162,555)	$1,387,504

Cost of sales (excluding depreciation and amortization)	946,662	(103,489)		(103,489)	843,173

Gross margin	603,397	(59,066)		(59,066)	544,331

Selling, general and administrative expenses	402,157	(41,080)	$—	(41,080)	361,077
Other operating expenses	152,194	(13,206)		(13,206)	138,988
Store pre-opening costs	260			—	260
Impairments and dispositions	(3,249)			—	(3,249)

OPERATING INCOME	52,035	(4,780)	—	(4,780)	47,255

Interest expense	(28,210)			—	(28,210)
Other income (expense), net	2,258			—	2,258

INCOME BEFORE INCOME TAXES	26,083	(4,780)	—	(4,780)	21,303
Provision for income taxes	9,912	(1,816)	—	(1,816)	8,096

NET INCOME	$16,171	$(2,964)	$—	$(2,964)	$13,207

Earnings per common share:
Basic earnings per common share	$0.12				$0.10

Diluted earnings per common share	$0.11				$0.09

Weighted average common shares:
Basic	138,326				138,326
Diluted	143,739				143,739

Saks Incorporated

Notes to Unaudited Pro Forma Consolidated Statements of Income

(1)	To reflect the removal of the historical operating contribution of the Proffitt’s stores sold, in addition to the administrative, merchandising and store operations associated with the Proffitt’s Alcoa divisional operating facility.
(2)	To reflect the revenue associated with the TSA, included as part of the Asset Purchase Agreement, whereby Belk will compensate the Company for providing certain back-office services, for varying periods as outlined in the TSA. (The initial terms of the TSA do not exceed twelve months, and thus, there is no TSA revenue shown as a pro forma adjustment for the three month period ended April 30, 2005.)

Unaudited Pro Forma Consolidated Balance Sheet

(In Thousands)

	April 30, 2005 (Unaudited)	Pro Forma Adjustments		Pro Forma April 30, 2005 (Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$289,094	$623,497	(1)	$912,591
Merchandise inventories	1,549,784	(169,873	)(2)	1,379,911
Other current assets	157,757	(3,038	)(2)	154,719
Deferred income taxes, net	164,887	—		164,887

TOTAL CURRENT ASSETS	2,161,522	450,586		2,612,108

PROPERTY AND EQUIPMENT, NET OF DEPRECIATION	2,025,648	(266,310	)(2)	1,759,338
GOODWILL AND INTANGIBLES, NET OF AMORTIZATION	323,561	(88,000	)(2)	235,561
DEFERRED INCOME TAXES, NET	174,400	—		174,400
OTHER ASSETS	85,724	—		85,724

TOTAL ASSETS	$4,770,855	$96,276		$4,867,131

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$448,359	$(34,903	)(2)	$413,456
Accrued expenses and other current liabilities	510,362	65,072	(2), (3)	575,434
Current portion of long-term debt	7,665	(282	)(2)	7,383

TOTAL CURRENT LIABILITIES	966,386	29,887		996,273

LONG-TERM DEBT	1,344,519	(1,049	)(2)	1,343,470
OTHER LONG-TERM LIABILITIES	338,607	(14,638	)(2)	323,969

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY	2,121,343	82,076	(4)	2,203,419

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,770,855	$96,276		$4,867,131

Saks Incorporated

Notes to Unaudited Pro Forma Consolidated Balance Sheet

(1)	To reflect net cash proceeds from the transaction as follows:

Net cash received for sale of Proffitt’s	$622,402
Net cash received for adjustment to working capital	8,995
Cash paid for transaction expenses and other items	(6,560)
Store cash transferred to Belk	(1,340)

Net cash received	$623,497

(2)	To reflect the removal of the assets and liabilities associated with the Proffitt’s stores sold, in addition to the assets and liabilities associated with the administrative, merchandising and store operations associated with the Proffitt’s Alcoa divisional operating facility.
(3)	Includes an $81,564 increase associated with income taxes payable resulting from the gain on the transaction.
(4)	To reflect the after-tax net gain on the transaction.